EXHIBIT 99.1

News Release

Contacts: Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel to Redeem $225 Million of its 7 7/8% Senior Notes Due February 2009

Company Selects Lead Arranger For New $850 Million Credit Facility

MIDDLETOWN, OH, January 23, 2007 – AK Steel (NYSE: AKS) said that it will redeem $225 million of its $450 million outstanding 7 7/8% Senior Notes Due February 15, 2009. The company said the partial redemption of the notes will be funded from the company’s existing cash reserves, and is expected to be completed in the first quarter of 2007.

The company also said that, subject to market conditions, it will consider early redemption of the remaining $225 million of outstanding 7 7/8% Senior Notes during or before the first quarter of 2008.

AK Steel also plans to obtain an $850 million, five-year revolving credit facility with a syndicate of lenders, and has engaged Banc of America Securities LLC as the sole lead arranger. The new facility will be secured by the company’s inventory and accounts receivable, and will replace two existing credit facilities totaling $700 million, which are secured separately by inventory and accounts receivable. The new facility will provide the company with enhanced liquidity, lower costs and greater flexibility for borrowings, and will be used for general corporate purposes. The company expects to close on the new facility by the end of February.

AK Steel expects to incur a non-cash, pre-tax charge of approximately $4.0 million in the first quarter of 2007 related to these actions. However, the company expects to realize a net, pre-tax interest-related benefit of $10 million in 2007 resulting from completion of the partial redemption of notes and establishment of a new credit facility.

“Reducing our debt to enhance our balance sheet is a high priority and important to achieving our goal of sustained profitability for AK Steel and its shareholders,” said James L. Wainscott, chairman, president and CEO. “These actions are tangible evidence of our commitment to enhancing our future earnings and providing value to shareholders.”

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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